UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2017

A. SCHULMAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3637 Ridgewood Road, Fairlawn, Ohio	44333
(Address of principal executive offices)	(Zip Code)

(330) 666-3751
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On September 7, 2017, A. Schulman, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Cruiser Capital Advisors, LLC (“Cruiser”), Kingdon Capital Management, L.L.C. (“Kingdon”) (each of Cruiser and Kingdon, an “Investor” and collectively, the “Investors”), and with respect to certain sections of the Agreement, The William H. Joyce Revocable Trust and The Joyce Family Irrevocable Trust (collectively, the “Joyce Trusts”). Cruiser and Kingdon beneficially own 2,897,125 shares, or approximately 9.83%, of the outstanding common stock, par value of $1.00 per share, of the Company (the “Common Stock”) based on the number of shares outstanding on June 23, 2017. The following is a summary of the material terms of the Agreement.
Pursuant to the Agreement, the Company has agreed to, by September 8, 2017, cause the board of directors of the Company (the “Board”) to (i) set the size of the Board at ten (10) members, (ii) appoint each of Allen Spizzo (“Mr. Spizzo”) and Carol Eicher (“Ms. Eicher”) (each of Mr. Spizzo and Ms. Eicher, an “Investor Nominee” and collectively, the “Investor Nominees”) as directors of the Company and (iii) prior to the mailing of the definitive proxy statement for the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”), (x) set the size of the Board at nine (9) members, effective as of the date of the 2017 Annual Meeting, and (y) nominate each of the Investor Nominees for election to the Board at the 2017 Annual Meeting, along with seven (7) other nominees selected by the Board. Under the terms of the Agreement, the Company has agreed to recommend and solicit proxies for the election of the Investor Nominees at the 2017 Annual Meeting in the same manner as for the other nominees nominated by the Board for election at the 2017 Annual Meeting. The Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) have determined that each of the Investor Nominees qualifies as “independent” pursuant to the NASDAQ Global Select Market (“NASDAQ”) listing standards and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).
The Company further agreed to, concurrently with each Investor Nominee’s appointment to the Board, cause the Board to appoint (i) Ms. Eicher to each of the Compensation Committee of the Board (the “Compensation Committee”), the Executive Committee of the Board (the “Executive Committee”) and the Audit Committee of the Board (the “Audit Committee”) and (ii) Mr. Spizzo to each of the Finance Committee of the Board (the “Finance Committee”), the Nominating Committee and the Audit Committee. In connection with the Agreement, the Company has entered into that certain Services Agreement with Dr. William Joyce, pursuant to which the Company has agreed to (i) hire Dr. Joyce as a consultant of the Company and (ii) appoint Dr. Joyce as an advisor to the Board.
Pursuant to the Agreement, each of the Investors agreed that each Investor will not, directly or indirectly, (i) nominate or recommend for nomination any person for election at the 2017 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2017 Annual Meeting, (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2017 Annual Meeting or (iv) publicly or privately encourage or support any other stockholder of the Company to take any of the actions set forth in the preceding clauses (i) through (iii). Additionally, if, during the Standstill Period (as defined below), either of the Investor Nominees is unable to serve as a director of the Company due to death or incapacity and at such time the Investors beneficially owns at least five percent (5%) of the Company’s then outstanding Common Stock, then the Investors shall be entitled to recommend a replacement director in accordance with the terms of the Agreement.

Under the terms of the Agreement, during the period from the date of the Agreement until the date that is the earlier of (i) the date that is twenty-five (25) business days prior to the deadline for the submission of stockholder nominations for the Company’s 2018 annual meeting of stockholders (the “Standstill Period”) pursuant to the Company’s Amended and Restated By-Laws and (ii) the termination of the Agreement due to a material breach of the Agreement by the Company, each of the Investors and the Joyce Trusts agreed, among other things, not to (i) engage in any solicitation of proxies or consents with respect to securities of the Company, (ii) acquire securities in the Company, which would results in the ownership, control or other beneficial ownership interest in more than 9.99% of the then-outstanding shares of the Common Stock, in the aggregate, among the Investors and the Joyce Trusts, (iii) seek representation on the Board or (iv) make any proposal, affirmatively solicit any third party to make an offer or proposal or, subject to certain exceptions set forth in the Agreement, comment on, any proposal regarding any merger, consolidation, acquisition of control, business combination, tender or exchange offer, purchase, sale or transfer of the Company or its subsidiaries, businesses, assets or securities, dissolution, liquidation, reorganization, change in capital structure, recapitalization, dividend, share repurchase or other extraordinary transaction. The Agreement further provides that each of Cruiser and Kingdon will (i) subject to its respective right to sell shares of the Common Stock in accordance with the terms of the Agreement, continue to have the right to vote all of its shares of Common Stock through the record date for the 2017 Annual Meeting and (ii) vote all shares of Common Stock owned by each of Cruiser and Kingdon at the 2017 Annual Meeting (x) in favor of (A) the slate of directors recommended by the Board and (B) the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending August 31, 2018 and (y) in accordance with the Board’s recommendation with respect to the advisory vote on executive compensation. Under the terms of the Agreement, each of the Investor Nominees delivered an irrevocable resignation letter, expiring at the end of the Standstill Period, to the Board, which requires such Investor Nominees to resign under certain circumstances described in the Agreement.
Each of the parties to the Agreement also agreed to mutual non-disparagement obligations. The Company also agreed to reimburse the Investors for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with or relating to the Agreement, up to a maximum of $230,000, in the aggregate.
The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 10.1 hereto, which is incorporated herein by reference.
A copy of the press release issued by the Company regarding the Agreement is attached hereto as Exhibit 99.1.
ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
(d)    On September 7, 2017, the Board (i) voted to increase the total number of directors constituting the Board from eight (8) to ten (10) members pursuant to Article Eighth of the Restated Certificate of Incorporation of the Company, (ii) appointed each of Mr. Spizzo and Ms. Eicher to the Board as a director of the Company to fill the two (2) newly created directorships, (iii) appointed Ms. Eicher to each of the Compensation Committee, the Executive Committee and the Audit Committee and (iv) appointed Mr. Spizzo to each of the Finance Committee, the Nominating Committee and the Audit Committee.

Except as described under Item 1.01 of this Current Report, which is incorporated herein by reference, there are no arrangements or understandings between each of Mr. Spizzo and Ms. Eicher and any other persons pursuant to which Mr. Spizzo or Ms. Eicher, as the case may be, was selected as a director. The Board and the Nominating Committee have determined that each of Mr. Spizzo and Ms. Eicher qualifies as “independent” pursuant to the NASDAQ listing standards and the rules and regulations of the SEC. Additionally, there are no transactions involving Mr. Spizzo or Ms. Eicher that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Each of Ms. Eicher and Mr. Spizzo will receive a pro rata portion of the Company's annual director retainer for the 2017 calendar year, in the amount of $25,200 in cash and $25,200 in Company Common Stock.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit Number	Description
10.1
Agreement, dated as of September 7, 2017, by and among the Company, Cruiser Capital Advisors, LLC, Kingdon Capital Management, L.L.C., and with respect to certain sections of the Agreement, The William H. Joyce Revocable Trust and The Joyce Family Irrevocable Trust.

99.1	Press Release, dated September 8, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ Andrean R. Horton
Andrean R. Horton
Executive Vice President & Chief Legal Officer

Date: September 8, 2017